JOHN HANCOCK FUNDS II
AMENDMENT TO AMENDED AND RESTATED ADVISORY AGREEMENT
     AMENDMENT (the “Amendment”) made this ___day of ___, 2008, to the Amended and Restated Advisory Agreement dated April 28, 2008, between John Hancock Funds II, a Massachusetts business trust (the “Trust”) and John Hancock Investment Management Services, LLC, a Delaware limited liability company (“JHIMS” or the “Adviser”). In consideration of the mutual covenants contained herein, the parties agree as follows:
1.	CHANGE IN APPENDIX A

Appendix A is revised to add the advisory fee for the following portfolios:
Smaller Company Growth Fund
Alpha Opportunities Fund
Alternative Asset Allocation Fund
(the “Portfolios”):
2.	EFFECTIVE DATE

The Amendment shall become effective with respect to the Portfolios on the later of:
(i) the date of its execution and (ii) approval by the Board of Trustees of the Trust of the Amendment.
John Hancock Trust

By:
President

John Hancock Investment Management Services, LLC

By:
Executive Vice President

APPENDIX A
Alternative Asset Allocation Fund
Smaller Company Growth Fund
Alpha Opportunities Fund
     The Adviser shall serve as investment adviser for each Portfolio of the Trust listed below. The Trust will pay the Adviser, as full compensation for all services provided under this Agreement with respect to each Portfolio, the fee computed separately for such Portfolio at an annual rate as follows (the “Adviser Fee”).
     The term Aggregate Net Assets in the chart below includes the net assets of a Portfolio of the Trust. It also includes with respect to certain Portfolios as indicated in the chart the net assets of one or more other portfolios, but in each case only for the period during which the subadviser for the Portfolio also serves as the subadviser for the other portfolio(s) and only with respect to the net assets of such other portfolio(s) that are managed by the subadviser.
     For purposes of determining Aggregate Net Assets and calculating the Adviser Fee, the net assets of the Portfolio and each other fund of the Trust are determined as of the close of business on the previous business day of the Trust, and the net assets of each portfolio of each other fund are determined as of the close of business on the previous business day of that fund.
     The Adviser Fee for a Portfolio shall be based on the applicable annual fee rate for the Portfolio which for each day shall be equal to (i) the sum of the amounts determined by applying the annual percentage rates in the table to the applicable portions of Aggregate Net Assets divided by (ii) Aggregate Net Assets (the “Applicable Annual Fee Rate”). The Adviser Fee for each Portfolio shall be accrued and paid daily to the Adviser for each calendar day. The daily fee accruals will be computed by multiplying the fraction of one over the number of calendar days in the year by the Applicable Annual Fee Rate, and multiplying this product by the net assets of the Portfolio. Fees shall be paid either by wire transfer or check, as directed by the Adviser.
     If, with respect to any Portfolio, this Agreement becomes effective or terminates, or if the manner of determining the Applicable Annual Fee Rate changes, before the end of any month, the fee (if any) for the period from the effective date to the end of such month or from the beginning of such month to the date of termination or from the beginning of such month to the date of such change, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination or change occurs.

Smaller Company Growth Fund	[1.000%] (All Asset Levels)

Alpha Opportunities Fund	[1.025%] (All Asset Levels)
Alternative Asset Allocation Fund
     The Alternative Asset Allocation Fund pays the Adviser a management fee, which has two components: (a) a fee on assets invested in Affiliated Funds (“Affiliated Fund Assets”) and (b) a fee on assets not invested in Affiliated Funds (“Other Assets”). Affiliated Funds are any fund of John Hancock Funds II or John Hancock Funds III.

A-1

Advisory Fee on Affiliated Fund Assets
The fee on Affiliated Fund Assets is 0.05% of average annual net assets.
The fee on Other Assets is 0.45% of average annual net assets.

A-2